Exhibit 77K


PricewaterhouseCooperLLP served as the independent public accountants for the Fund's last fiscal year. The client-auditor relationship between PricewaterhouseCooper LLP and the Fund ceased as of May 18, 2000. The cessation of the client-auditor relationship between the Fund and PricewaterhouseCooper LLP was based solely on a possible future business relationship by PricewaterhouseCooper LLP with an affiliate of the Fund's investment adviser. PricewaterhouseCooper LLP's reports on the financial statements for the Fund during the Fund's last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years and any subsequent interim period, there were no disagreements with PricewaterhouseCooper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCopper LLP would have caused PricewaterhouseCooper to make reference to the subject matter of the disagreement in connection with its report.